Exhibit 10.17

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

SUBLEASE AGREEMENT

This sublease agreement was entered into on November 2005 between CadioVascular BioTherapeutics, Inc., a Delaware corporation, referred to as “lessee,” and Phage Biotechnology Corporation, a Delaware corporation, referred to as “sublessee”.

RECITALS

The parties recite and declare:

A.	Lessee has leased space in an office building.

B.	Sublessee desires to obtain office space in the geographical area in which the building is located.

C.	The parties desire to enter a sublease agreement defining all rights, duties, and liabilities of the parties.

In consideration of the mutual covenants contained in this sublease agreement, the parties agree as follows:

ARTICLE 1

DESCRIPTION OF PREMISES

1.1	Lessee has leased approximately 6,325 square feet of office space on the second floor of a building from Howard Hughes Properties, Limited Partnership, lessor, of 1635 Village Center Circle, Las Vegas, Nevada, 89134.

1.2	Lessee shall demise to sublessee the 3,000 square feet of the building, all located on the second floor, as more fully described in Exhibit “A” of the original lease agreement between lessee and lessor (Plaza West Summerlin Lease Agreement), which is attached to and made a part of this sublease agreement.

ARTICLE 2

PURPOSE OF SUBLEASE

2.1	The premises demised under this sublease agreement are to be used by sublessee in the conduct of the business of Biotechnology and Pharmaceutical Industry, and all tasks related to that business.

2.2	Sublessee shall not use the demised premises for any illegal, immoral, or ultra-hazardous activity, whether within or outside the scope of the business of sublessee.

ARTICLE 3

TERM OF SUBLEASE

3.1	The term of this sublease agreement shall be for an initial period of [number] years, commencing on [date], and terminating on [date], unless earlier terminated by breach of the terms and conditions of this sublease agreement or as provided in Articles 7 or 17.

3.2	Lessor concurs that sublessee may remain in possession of the demised premises for the full term of this sublease agreement, despite any change that may occur in the status of lessee or the lease agreement between lessee and lessor.

ARTICLE 4

RENT

Sublessee shall pay to lessee a base rent as determined from Article 1.3 of the original lease between lessee and lessor (Plaza West Summerlin Lease Agreement – attached). Sublessee shall also pay all other sums due as additional rental under the provisions of this sublease agreement and Article 5.3 of the original lease between lessee and lessor (Plaza West Summerlin Lease Agreement – attached) and subject to Article 6 original lease between lessee and lessor (Plaza West Summerlin Lease Agreement – attached).

ARTICLE 5

SERVICES AND UTILITIES

Lessee shall furnish all water and sewer services to sublessee at the expense of lessee. All other utilities required by sublessee on the demised premises, including gas, electricity, and telephone services shall be obtained by and at the expense of sublessee. Sublessee shall also obtain and pay the expense of all janitorial services required on the demised premises.

ARTICLE 6

ACCIDENTAL DAMAGE OR INJURY

Lessor and lessee shall not be liable for any damage to property or any injury to persons, sustained by sublessee or others, caused by conditions or activities on the demised premises. Sublessee shall indemnify lessor and lessee against all claims arising from such damages or injuries and shall carry liability insurance insuring lessee, sublessee, and lessor against any claims in amounts to be approved by lessor.

ARTICLE 7

CASUALTY DAMAGE OR INJURY

If the demised premises shall be destroyed or damaged by any acts of war, the elements, including earthquake, or fire, to such an extent as to render the demised premises untenantable in whole or in substantial part, lessor has the option of rebuilding or repairing the demised premises by giving notice to that effect to lessee within 30 days after the occurrence of any damage of the intent of lessor to rebuild or repair the demised premises or the part so damaged. If lessor elects to rebuild or repair the demised premises and does so without unnecessary delay, sublessee shall be bound by this sublease agreement, except that during the period of repair the rent of the demised premises shall be abated in the same proportion that the part of the demised premises rendered unfit for occupancy by sublessee shall bear to the whole of the subleased premises. If lessor fails to give notice of the intent to repair, sublessee shall have the right to declare this sublease agreement terminated.

ARTICLE 8

COMPLIANCE WITH ORIGINAL LEASE AND LAWS

8.1	Sublessee shall not cause or allow any undue waste on the demised premises and shall comply with all applicable laws and ordinances respecting the use and occupancy of the demised premises relating to matters not covered elsewhere in this sublease agreement, provided that sublessee shall not be required to make any alterations, additions, or improvements to the demised premises in order to conform with this sublease agreement.

8.2	Sublessee shall perform and observe the terms and conditions to be performed on the part of lessee under the provisions of the original lease agreement between lessee and lessor (Plaza West Summerlin Lease Agreement – attached), excepting the covenant for the payment of rent reserved thereby, and to indemnify lessee against any and all claims, damages, costs, and expenses in respect to the nonperformance or nonobservance of any such terms or conditions.

ARTICLE 9

REPAIRS

Subject to the obligations of lessor under Article 9 of the original lease agreement (Plaza West Summerlin Lease Agreement – attached), lessee, unless specified to the contrary in this sublease agreement, shall maintain the demised premises in good repair and tenantable condition during the continuance of this sublease agreement, except in case of damage arising from acts or negligence of sublessee or the agents of sublessee.

ARTICLE 10

ALTERATIONS, ADDITIONS, OR IMPROVEMENTS

10.1	Sublessee shall not make any alterations, additions, or improvements on or to the demised premises without first obtaining the written consent of lessee. All alterations, additions, and improvements that shall be made shall be at the sole expense of sublessee and shall become the property of lessee and shall remain on and be surrendered with the demised premises as a part of them at the termination of this sublease agreement without disturbance, molestation, or injury.

10.2	Nothing contained in this section shall prevent sublessee from removing all office machines, equipment, and trade fixtures customarily used in the business of sublessee.

ARTICLE 11

LIENS

Sublessee shall keep the demised premises free and clear of all liens arising out of any work performed, materials furnished, or obligations incurred by sublessee.

ARTICLE 12

INSURANCE

Sublessee shall maintain a policy of Commercial General liability insurance insuring the lessor and Sublessee against liability arising out of the ownership, use, occupancy or maintenance of the premises. Such insurance shall be on an occurrence basis providing single-limit coverage in an amount not less than Two Million Dollars ($2,000,000.00) per occurrence. The initial amount of such insurance shall be subject to periodic increases upon reasonable demand by the lessor based upon inflation, increase liability awards, recommendation of professional insurance advisors, and other relevant factors. However, the limits of such insurance shall not limit the subleasee’s liability nor relieve sublessee of any obligation hereunder. Sublessee shall comply with all provisions within Article 19 of the original lease agreement between the lessee and lessor (Plaza West Summerlin Lease Agreement – attached) and this Article shall in no way be construed to be inconsistent with those provisions.

ARTICLE 13

ACCESS TO PREMISES

Sublessee shall allow lessor or lessee or the agents or employees of either the free access to the demised premises at all reasonable times for the purpose of inspecting or of making repairs, additions, or alterations to the demised premises or any property owned by or under the control of either party.

ARTICLE 14

ADVERTISEMENTS

All signs or symbols placed in the windows or doors of the demised premises, or on any exterior part of the building by sublessee, shall be subject to the approval of lessee. If sublessee shall place signs or symbols on the exterior of the building or in the windows or doors where they are visible from the street that are not satisfactory to lessee, lessee may immediately demand the removal of the signs or symbols. The refusal by sublessee to comply with any demand within a period of 24 hours will constitute a breach of this sublease agreement and entitle lessee immediately to recover possession of the demised premises in the manner provided by law. Any signs so placed on the demised premises shall be so placed on the understanding and agreement that sublessee shall remove these signs or symbols at the termination of the tenancy created in and by this sublease agreement and repair any damage or injury to the demised premises caused thereby. If not so removed by sublessee, then lessee may have the signs or symbols removed at the expense of sublessee.

ARTICLE 15

SALES, ASSIGNMENTS, AND SUBLEASES

15.1	Sublessee shall not assign this sublease agreement, or sell or sublet the premises subleased, or any part of or interest in them, without the prior, express, and written consent of lessee.

15.2	This sublease shall not be assigned by operation of law.

15.3	If consent is once given by lessee to the assignment of this sublease agreement or sublease of the demised premises or any interest in this sublease agreement, lessee shall not be barred from subsequently refusing to consent to any further assignment or sublease.

15.4	Any attempt to sell, assign, or sublet without the consent of lessee, shall be deemed a default by sublessee, entitling lessee to reenter pursuant to Section Nineteen if lessee so elects.

ARTICLE 16

QUIET ENJOYMENT

If sublessee performs the terms of this sublease agreement, lessee will warrant and defend sublessee in the enjoyment and peaceful possession of the demised premises during the term of this sublease agreement without any interruption by lessee or lessor or either of them or any person rightfully claiming under either of them.

ARTICLE 17

CONDEMNATION

17.1	If the demised premises or any part of the demised premises are appropriated or taken for any public use by virtue of eminent domain or condemnation proceedings, or if by reason of law, ordinance, or court decree, whether by consent or otherwise, the use of the demised premises by sublessee for any of the specific purposes referred to in this sublease agreement shall be prohibited, sublessee shall have the right to terminate this sublease on written notice to lessee, and rental shall be paid only to the time when sublessee surrenders possession of the demised premises.

17.2	In the event of partial appropriation, sublessee may elect to continue in possession of that part of the demised premises not so appropriated under the same terms and conditions of this sublease agreement, except that in those cases sublessee shall be entitled to an equitable reduction of the rental payment under this sublease agreement.

17.3	Any rental paid in advance beyond the time that the property has been taken from sublessee shall be returned by lessee to sublessee on demand.

17.4	Sublessee does not waive any right to recover from the condemnation authority for any damage that may be suffered by sublessee by reason of any condemnation.

ARTICLE 18

OPTION TO RENEW

Subject to the receipt by lessee of an extension of the original lease agreement for a sufficient duration to include this renewal, at any time before the commencement of the last calendar month of the first term of this sublease agreement, sublessee is granted the option and privilege of extending and renewing the term of this sublease agreement for an additional             -year period at an annual rental to be agreed on or arbitrated as provided in this sublease agreement.

ARTICLE 19

DEFAULT BY LESSOR OR LESSEE

If lessor or lessee fails or neglects to perform under the provisions of this sublease agreement or of the original lease between them (Plaza West Summerlin Lease Agreement – attached), then sublessee may, after reasonable notice in writing of not less than 30 days, terminate this sublease agreement.

ARTICLE 20

DEFAULT OF SUBLESSEE

20.1	If any rents reserved, or any part of them, shall be and remain unpaid when they shall become due, or if sublessee violates or defaults in any of the provisions of this sublease agreement, then lessee may cancel this sublease agreement by giving the required notice, and reenter the demised premises.

20.2	In spite of any reentry, the liability of sublessee for the rent shall not be extinguished for the balance of the term of this sublease agreement, and sublessee shall make good to lessee any deficiency arising from a reentry and reletting of the demised premises at a reduced rental.

20.3	Sublessee shall pay any deficiency on the first day of each month immediately following the month in which the amount of deficiency is ascertained by lessee.

ARTICLE 21

INSOLVENCY OR BANKRUPTCY

If sublessee becomes insolvent, voluntarily or involuntarily bankrupt, or if a receiver, assignee, or other liquidating officer is appointed for the business of sublessee, then lessee may terminate this sublease agreement at the option of lessee.

ARTICLE 22

WAIVER OF BREACH

The waiving of any of the provisions of this sublease agreement by any party shall be limited to the particular instance involved and shall not be deemed to waive any other rights of the same or any other terms of this sublease agreement.

ARTICLE 23

TERMINATION AND SURRENDER

23.1	Sublessee shall surrender the demised premises within 30 days from receipt of notice of termination of this sublease agreement, or on the last day of the term of this sublease agreement.

23.2	Lessee shall have the right to place and maintain on the demised premises “For Rent” or “For Sale” signs during the last 30 days of the term of this sublease agreement.

23.3	Sublessee shall, at the expiration of this sublease agreement, surrender the keys to the demised premises to lessee.

23.4	If sublessee shall surrender the demised premises at the election of sublessee, the liability for all duties and obligations required of sublessee shall continue until the surrender has been accepted by lessee in writing.

ARTICLE 24

REMOVAL OF PERSONAL PROPERTY

24.1	Sublessee shall have the right to remove all personal property, trade fixtures, and office equipment, whether attached to the demised premises or not, provided that these items can be removed without serious damage to the building or the demised premises.

24.2	All holes or damages to the building or the demised premises caused by removal of any items shall be restored or repaired by sublessee promptly.

24.3	Sublessee shall be entitled to remove any electrical service connections installed by sublessee that were designed specifically for sublessee.

24.4	If lessee or lessor reenters or retakes possession of the demised premises prior to the normal expiration of this sublease agreement, lessee or lessor shall have the right, but not the obligation, to remove from the demised premises all personal property located on the premises belonging to sublessee. Either party may place the property in storage in a public warehouse at the expense and risk of sublessee.

ARTICLE 25

HOLDING OVER

25.1	Any holding over at the expiration of this sublease agreement with the consent of lessee shall be on a month-to-month basis, which tenancy may thereafter be terminated as provided by the laws of Nevada.

25.2	During any holdover tenancy, sublessee shall pay the same rate of rental on a monthly basis as is in effect at the time of the termination of this sublease agreement and shall be bound by all the terms and conditions of this sublease agreement.

ARTICLE 26

INTEREST OF SUCCESSORS

The covenants and agreements of this sublease agreement shall be binding on the successors and assigns of lessee and on the successors and assigns of sublessee but only to the extent specified in this sublease agreement.

ARTICLE 27

NOTICES

Except where otherwise required by statute, all notices given pursuant to the provisions of this sublease agreement may be sent by certified mail, postage prepaid, to the last known mailing address of the party for whom the notice is intended.

ARTICLE 28

ARBITRATION

If any controversy develops that is to be submitted to arbitration according to the terms of this sublease agreement, it shall be arbitrated in accordance with the arbitration laws of Nevada, as supplemented by the rules then obtaining of the American Arbitration Association. Judgment on any award rendered may be entered in any court having jurisdiction over the parties and the property.

ARTICLE 29

COSTS OF LITIGATION

If any legal action is instituted to enforce this sublease agreement, or any part of this sublease agreement, the prevailing party shall be entitled to recover reasonable attorney fees and court costs from the other party.

ARTICLE 30

VENUE

At the option of either party, venue of any action may be established in Las Vegas, Nevada. Personal service either within or without Nevada shall be sufficient to give that court jurisdiction.

ARTICLE 31

ACKNOWLEDGMENT BY LESSOR

This sublease agreement is made with the full knowledge and agreement of lessor of the demised premises, and lessor accepts this sublease agreement but retains all rights to disapprove any future sublease between lessee and sublessee or between lessee and any other party.

ARTICLE 32

GOVERNING LAW

It is agreed that this sublease agreement shall be governed by, construed, and enforced in accordance with the laws of the state of Nevada.

ARTICLE 33

PARAGRAPH HEADINGS

The titles to the paragraphs of this sublease agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this sublease agreement.

ARTICLE 34

COUNTERPARTS

This sublease agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

In witness, each party to this sublease agreement has caused it to be executed at             [place of execution] on the date indicated below.

LESSEE:		SUBLESSEE:

CardioVascular BioTherapeutics, Inc.,		Phage Biotechnology Corp.
A Delaware corporation		A Delaware corporation

By:	/s/ MICKAEL A. FLAA	By:	/s/ JACK W. JACOBS
Print:	Mickael A. Flaa	Print:	Jack W. Jacobs
Title:	CFO	Title:	COO